Filed pursuant to Rule 424(b)(5)
Registration No. 333-163159
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 25, 2009)

2,875,000 Shares of Common Stock
Offered by the Company

1,150,000 Shares of Common Stock
Offered by Selling Shareholders
____________________

We are offering 2,875,000 shares of our common stock and the selling shareholders are offering up to 1,150,000 shares of our common stock to certain accredited investors.  RBC Capital Markets Corporation is acting as the managing placement agent to us and the selling shareholders.  The placement agents are not purchasing any of these securities nor are they required to sell any minimum number or dollar amount of our common stock but have agreed to use their “best efforts” to sell the common stock offered by this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ICLK.”  On December 15, 2009, the last reported sale price of our common stock on The NASDAQ Capital Market was $4.91.

Investing in our common stock involves a high degree of risk.  We identify and discuss risk factors that you should consider before investing in our securities, under the caption “Risk Factors” beginning on page S-5 of this prospectus supplement, and in our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

PRICE $4.50 PER SHARE

	Price to Public	Placement Agents' Commissions	Proceeds to interCLICK(1)	Proceeds to Selling Shareholders(2)
Per Share	$4.50	$0.315	$4.185	$4.185
Total	$18,112,500	$1,267,875	$12,031,875	$4,812,750
_______________
(1) Assumes that all 2,875,000 shares of common stock offered by us pursuant to this prospectus supplement are sold in this offering.  Does not include any reduction for our financial advisor’s fees in connection with the offering and the estimated offering expenses payable by us.

(2) Assumes that all 1,150,000 shares of common stock offered by the selling shareholders pursuant to this prospectus supplement are sold in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The closing of this offering is subject to certain conditions.  We expect this transaction to close on or before December 21, 2009, and to deliver the shares of common stock to investors on or about December 21, 2009.

RBC CAPITAL MARKETS
MERRIMAN CURHAN FORD & CO.

December 15, 2009

Table of Contents

Prospectus Supplement

Prospectus (dated November 25, 2009)

Prospectus Summary	3
Risk Factors	3
Note Regarding Forward-Looking Statements	4
Use of Proceeds	4
Selling Shareholders	5
Plan of Distribution	6
Legal Matters	8
Experts	8
Incorporation of Certain Documents by Reference	8
Where You Can Find More Information	9

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not, and the placement agents and selling shareholders have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  No one is making an offer of the shares covered by this prospectus supplement in any jurisdiction where the offer is not permitted.  You should assume that the information appearing in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates.  Our business, financial condition and results of operations may have changed since those dates.  This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.  You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock.

S-i

 About This Prospectus Supplement

This document consists of two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also supplements, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.  The second part, the accompanying prospectus, provides more general information about us, the common stock offered hereby and other securities that we may offer from time to time, some of which information may not apply to this offering.  Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We urge you to read this prospectus supplement carefully, including the accompanying prospectus and the documents incorporated by reference, including the risk factors and our consolidated financial statements and the notes to those statements. You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If the description varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We have not, and the placements agents and selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Unless we state otherwise or the context indicates otherwise, references to “interCLICK,” “Company,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus refer to interCLICK, Inc. and its wholly-owned subsidiaries.

This offering of common stock is being made under a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) which, as amended, was declared effective on November 30, 2009.

We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable law.  We are not making an offer to sell these shares of common stock in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. The information in this document is accurate only as of the date of this document, or the date of the document incorporated by reference, as applicable.

Note Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain, and the documents incorporated by reference herein and therein include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements may include, but are not limited to, statements about:

•	The length and severity of the global economic recession;

•	Management’s plans for the use of the net proceeds of this offering;

•	The ability to grow through acquisitions and the ability to finance and integrate acquisitions;

•	The availability, and cost, of publishing inventory and the willingness or publishers to permit third parties, such as us, to manage that inventory;

•	Customer and agency requirements and desires to utilize the Internet as an advertising medium;

•	Our ability to target the delivery of online advertisements and to prevent fraud on our network;

•	FTC and other regulatory rules, new initiatives and guidelines, and regulatory acceptance of our present business strategies and practices;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events, are based on assumptions and subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below under the caption “Risk Factors” in this prospectus supplement.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.  You should read this prospectus supplement, the related prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements.  We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should assume that information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference, as applicable.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Prospectus Supplement Summary

 This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares of our common stock that we and the selling shareholders are offering. Before making an investment in this offering, you should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the sections “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”  All references in this prospectus supplement to “$” are to U.S. dollars.

interCLICK, Inc.

interCLICK provides a transparent platform enabling digital advertisers and agencies to maximize return on investment (“ROI”) at unprecedented scale.  Our platform applies traditional supply chain methodologies leveraging premium publisher inventory and third party data sources to maximize the effectiveness along the online advertising value chain.

interCLICK is a next-generation online ad network that combines complete data and inventory transparency with targeted solutions.  Our technology platform increases campaign effectiveness and ROI by delivering highly targeted ads to the most relevant audiences with unprecedented scalability. The interCLICK platform was built to leverage leading data providers and targeting technology to deliver efficient campaigns at the greatest scale for advertisers.

We were originally incorporated in Delaware in March 2002 and in August 2007 acquired the business of Desktop Interactive, Inc.  In June 2008, we changed our name to interCLICK, Inc.  Until November 4, 2009 our common stock was quoted on the over the counter bulletin board.   Our principal offices are located at 257 Park Avenue South, Suite 602, New York, NY 10010, attention Michael Mathews, Chief Executive Officer. Our telephone number is (646) 722-6260.  Our website is www.interCLICK.com.  The information contained on our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with investing in our common stock.

On October 23, 2009, we filed an amendment to our Certificate of Incorporation to implement a 1-for-2 reverse stock split.  Prior to such date, each of the documents filed with the SEC which are incorporated by reference into this prospectus supplement or the accompanying prospectus refer to our unadjusted pre- reverse split financial information, including our results of operation and balance sheet data, and other information.

The Offering

Common Stock Offered by Us	2,875,000 shares of common stock

Common Stock Offered by the Selling Shareholders	1,150,000 shares of common stock

Common Stock Outstanding Prior to this Offering	20,720,207 shares (1)

Common Stock Outstanding After this Offering	23,595,207 shares (1)

Net Proceeds
We estimate that the net proceeds to us of this offering, after deducting the placement agents’ commissions, our financial advisor’s fees in connection with the offering and the estimated offering expenses payable by us, will be approximately $11.6 million.  We will not receive any proceeds from sales of shares by the selling shareholders.

Use of Proceeds
We currently intend to use the net proceeds from the sale of common stock offered by us in this offering for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such investments or acquisitions.  See “Use of Proceeds” on page S-16 of this prospectus supplement.  We will not receive any proceeds upon the sale of shares by the selling shareholders

Risk Factors
See “Risk Factors” beginning on page S-5, as well as the risk factors contained in our reports filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, as each may be amended, for a discussion of factors that you should consider before investing in our common stock.

NASDAQ Capital Market Symbol	“ICLK”

(1)
Based upon the number of shares outstanding as of December 15, 2009.  Unless we specifically state otherwise, the share information in this prospectus supplement:  (i) excludes 5,166,667 shares of common stock reserved for issuance upon exercise of stock options granted under our equity incentive plans; and (ii) excludes 1,286,809 shares of common stock reserved for issuance upon exercise of outstanding warrants.

Risk Factors

An investment in our common stock is risky.  Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus.  These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of the risks or uncertainties described in our SEC filings or in any prospectus supplement or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to this Offering

If you purchase shares of common stock sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.

The public offering price per share in this offering is higher than the net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution in net tangible book value of $3.84 per share if we sell all 2,875,000 shares that we are offering, or more if we sell fewer shares in this offering.  In addition, we have issued options and warrants to acquire common stock at prices below the public offering price.  To the extent such outstanding options and warrants are ultimately exercised, there will be further dilution to investors in this offering. This dilution is due in large part to the fact that certain of our earlier investors paid less than the public offering price when they purchased their shares of common stock.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchange (or if we issue shares of restricted stock), stockholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

We have broad discretion in the use of the net proceeds of this offering and, despite our efforts, we may use the proceeds in a manner that does not improve our operating results or increase the value of your investment.

The net proceeds to us from the sale of shares of common stock offered by us in this offering will be used for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies.  However, we have not determined the specific allocation of the net proceeds among these potential uses.  Our management will have broad discretion over the use and investment of the net proceeds of this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment.  Please see the section entitled “Use of Proceeds” on page S-16 for further information.

Risks Relating to the Company

Because we have a limited operating history to evaluate our company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by an early-stage company.

Since we have a limited operating history it will make it difficult for investors and securities analysts to evaluate our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties we face as an early stage company with a limited operating history. Investors should evaluate an investment in our company in light of the uncertainties encountered by early-stage companies in an intensely competitive industry. There can be no assurance that our efforts will be successful or that we will be able to maintain profitability.

Because we expect to need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

We expect that as our business continues to grow we will need additional working capital.  In addition to the proceeds we received from our June 2009 private placement, we are currently relying on our accounts receivable factoring line of credit with a commercial lender which expires in May 2010.  In September 2009, this lender expanded our line to $7,000,000.  This lender is privately-held and we have no access to any information about its financial condition.  Because of the severe impact that the recession has had on the financial service sector, we may be adversely affected in our ability to draw on our line of credit, replace this line of credit or increase the amount we can borrow. The slowdown in the global economy, the freezing of the credit markets and decline in the stock market may adversely affect our ability to raise capital. If adequate additional debt and/or equity financing is not available on reasonable terms or at all, we may not be able to continue to expand our business, and we will have to modify our business plans accordingly. These factors would have a material and adverse effect on our future operating results and our financial condition.

Even if we secure additional working capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future equity capital investments will dilute existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Because of the severity of the global economic recession, our customers may delay in paying us or not pay us at all. This would have a material and adverse effect on our future operating results and financial condition.

One of the effects of the severe global economic recession is that businesses are tending to maintain their cash resources and delay in paying their creditors whenever possible. As a trade creditor, we lack leverage unlike secured lenders and providers of essential services. Should the economy further deteriorate, we may find that either advertisers, their representative agencies or both may delay in paying us. Additionally, we may find that advertisers will reduce Internet advertising which would reduce our future revenues. These events will result in a number of adverse effects upon us including increasing our borrowing costs, reducing our gross profit margins, reducing our ability to borrow under our line of credit, and reducing our ability to grow our business. These events would have a material and adverse effect upon us.

If advertising on the Internet loses its appeal, our revenue could decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following: click and conversion rates have always been low and may decline as the number of advertisements and ad formats on the Web increases; Web users can install "filter" software programs which allow them to prevent advertisements from appearing on their computer screens or in their email boxes; Internet advertisements are, by their nature, limited in content relative to other media; companies may be reluctant or slow to adopt online advertising that replaces, limits or competes with their existing direct marketing efforts; companies may prefer other forms of Internet advertising we do not offer, including certain forms of search engine placements; companies may reject or discontinue the use of certain forms of online promotions that may conflict with their brand objectives; companies may not utilize online advertising due to concerns of "click-fraud", particularly related to search engine placements; regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability; and, perceived lead quality. If the number of companies who purchase online advertising from us does not continue to grow, we may experience difficulty in attracting publishers, and our revenue could decline.

If we make acquisitions, it could divert management’s attention, cause ownership dilution to our shareholders and be difficult to integrate.

Following our acquisition of Desktop Interactive, Inc. in August 2007, we have grown rapidly and we expect to continue to evaluate and consider future acquisitions. Acquisitions generally involve significant risks, including difficulties in the assimilation of operations, services, technologies, and corporate culture of the acquired companies, diversion of management's attention from other business concerns, overvaluation of the acquired companies, and the acceptance of the acquired companies’ products and services by our customers.  Acquisitions may not be successful, which can have a number of adverse effects upon us including adverse financial effects and may seriously disrupt our management’s time. The integration of our acquired operations, products and personnel may place a significant burden on management and our internal resources. The diversion of management attention and any difficulties encountered in the integration process could harm our business.

If we fail to manage our existing publishing inventory and third party data partnerships effectively, our profit margins could decline and should we fail to acquire additional publishing inventory our growth could be impeded.

Our success depends in part on our ability to manage our existing publishing inventory and third party data partnerships effectively.  Our publishers are not bound by long-term contracts that ensure us a consistent supply of advertising space, which we refer to as inventory.  In addition, publishers can change the amount of inventory they make available to us at any time.  If a publisher decides not to make publishing inventory from its websites available to us, we may not be able to replace this inventory with that from other publishers with comparable traffic patterns and user demographics quickly enough to fulfill our advertisers’ requests, thus resulting in potentially lost revenues.  Additionally, if a third-party data provider stopped offering their data to us, we may not be able to replace this data with another data provider of equal or better effectiveness. Our ability to maintain our existing data partnerships, as well as attract new data partners, will depend on various factors, some of which are beyond our control.

We expect that our advertiser customers’ requirements will become more sophisticated as the Internet continues to mature as an advertising medium. If we fail to manage our existing publisher inventory effectively to meet our advertiser customers’ changing requirements, our revenues could decline. Our growth depends on our ability to expand our publisher inventory. To attract new customers, we must maintain a consistent supply of attractive publisher inventory. We intend to expand our inventory by selectively adding to our network new publishers that offer attractive demographics, innovative and quality content and growing web user traffic. Our ability both to retain current as well as to attract new publishers to our network will depend on various factors, some of which are beyond our control. These factors include, but are not limited to: our ability to introduce new and innovative services, our efficiency in managing our existing publisher inventory and our pricing policies. We cannot assure you that the size of our publisher inventory will increase or remain constant in the future.

If the technology that we currently use to target the delivery of online advertisements and to prevent fraud on our network is restricted or becomes subject to regulation, our expenses could increase and we could lose customers or advertising inventory.

Recently, the Federal Trade Commission or FTC issued guidelines recommending that companies like interCLICK that engage in behavioral targeting engage in self-regulation in order to protect the privacy of consumers who use the Internet.  If, notwithstanding such report, the FTC were to issue regulations in the future, it may adversely affect what we perceive to be a competitive advantage.  This could increase our costs and reduce our future revenues.

If we cannot manage our growth effectively, we may not maintain profitability.

Businesses which grow rapidly often have difficulty managing their growth. If our business continues to grow as rapidly as we have since August 2007 and as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.

We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to continue to lose money, which will reduce our stock price.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenues, operating results and valuations of certain assets and liabilities may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. Our results of operations may fall below the expectations of market analysts and our own forecasts.  If this happens, the market price of our common stock may fall significantly. The factors that may affect our quarterly operating results include the following:

•	fluctuations in demand for our advertising solutions or changes in customer contracts;

•	fluctuations in the amount of available advertising space on our network;

•	the timing and amount of sales and marketing expenses incurred to attract new advertisers;

•	the impact of our recent substantial increase in headcount;

•	fluctuations in our average ad rates (i.e., the amount of advertising sold at higher rates rather than lower rates);

•	fluctuations in the cost of online advertising and in the cost and/or amount of data available for behavioral targeting campaigns;

•	seasonal patterns in Internet advertisers’ spending;

•	worsening economic conditions which cause advertisers to reduce Internet spending and consumers to reduce their purchases;

•	changes in the regulatory environment, including regulation of advertising or the Internet, that may negatively impact our marketing practices;

•
the timing and amount of expenses associated with litigation, regulatory investigations or restructuring activities, including settlement costs and regulatory penalties assessed related to government enforcement actions;

•	Any changes we make in our Critical Accounting Estimates described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our periodic reports;

•
the adoption of new accounting pronouncements, or new interpretations of existing accounting pronouncements, that impact the manner in which we account for, measure or disclose our results of operations, financial position or other financial measures; and

•	costs related to acquisitions of technologies or businesses.

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter advertisers’ current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations and financial condition.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel and the continued contributions of our executive officers, each of whom may be difficult to replace. In particular, Michael Mathews, Chief Executive Officer, Michael Katz, President, Andrew Katz, Chief Technology Officer, Roger Clark, Chief Financial Officer, Jason Lynn, Vice President of Product Development, and Dave Myers, Vice President of Operations are important to the management of our business and operations and the development of our strategic direction. The loss of the services of any such individual and the process to replace any key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Our two largest shareholders can exert significant control over our business and affairs and may have actual or potential interests that may depart from those of our other shareholders.

Our two largest shareholders and Co-Chairmen of our board of directors own a substantial number of shares of our common stock.  The interests of such persons may differ from the interests of other shareholders. As a result, in addition to their positions with us, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including their ability to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our certificate of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

Their power to control the designation of directors gives them the ability to exert influence over day-to-day operations.

In addition, such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Because government regulation of the Internet may subject us to additional operating restrictions and regulations, our business and operating results may be adversely affected.

Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.  Additionally, our third party data partners may be adversely affected by any new or existing laws.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business and our third party data partners’ business:

•
The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

•
The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

•
There have been several bills introduced in the Congress in recent years relating to protecting privacy. As with any change in Presidential administration, especially to one more likely to protect privacy, new legislation in this area may be enacted.

•	Adopted and pending consumer protection and privacy legislation.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways.  As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. We may also be subject to costs and liabilities with respect to privacy issues.  Several Internet companies have incurred costs and paid penalties for violating their privacy policies.  Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy.  Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws.  The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.  Further, any such laws that affect our third party data partners could indirectly harm our business and operating results.

If we are subject to legal claims, and/or government enforcement actions and held liable for our or our customers’ failure to comply with federal, state and foreign laws, regulations or policies governing consumer privacy, it could materially harm our business and damage our reputation.

Recent growing public concern regarding privacy and the collection, distribution and use of information about Internet users has led to increased federal, state and foreign scrutiny and legislative and regulatory activity concerning data collection and use practices. The United States Congress currently has pending legislation regarding privacy and data security measures (e.g., S. 1490, the "Personal Data Privacy and Security Act of 2009"). Any failure by us to comply with applicable federal, state and foreign laws and the requirements of regulatory authorities may result in, among other things, indemnification liability to our customers and the advertising agencies we work with, administrative enforcement actions and fines, class action lawsuits, cease and desist orders, and civil and criminal liability. Recently, class action lawsuits have been filed alleging violations of privacy laws by Internet service providers. The European Union's directive addressing data privacy limits our ability to collect and use information regarding Internet users. These restrictions may limit our ability to target advertising in most European countries. Our failure to comply with these or other federal, state or foreign laws could result in liability and materially harm our business.

In addition to government activity, privacy advocacy groups and the technology and direct marketing industries are considering various new, additional or different self-regulatory standards. This focus, and any legislation, regulations or standards promulgated, may impact us adversely. Governments, trade associations and industry self-regulatory groups may enact more burdensome laws, regulations and guidelines, including consumer privacy laws, affecting our customers and us. Since many of the proposed laws or regulations are just being developed, and a consensus on privacy and data usage has not been reached, we cannot yet determine the impact these proposed laws or regulations may have on our business. However, if the gathering of profiling information were to be curtailed, Internet advertising would be less effective, which would reduce demand for Internet advertising and harm our business.

Third parties may bring class action lawsuits against us relating to online privacy and data collection. We disclose our information collection and dissemination policies, and we may be subject to claims if we act or are perceived to act inconsistently with these published policies. Any claims or inquiries could be costly and divert management's attention, and the outcome of such claims could harm our reputation and our business.

Our customers are also subject to various federal and state laws concerning the collection and use of information regarding individuals. These laws include the Children's Online Privacy Protection Act, the Federal Drivers Privacy Protection Act of 1994, the privacy provisions of the Gramm-Leach-Bliley Act, the Federal CAN-SPAM Act of 2003, as well as other laws that govern the collection and use of consumer credit information. We cannot assure you that our customers are currently in compliance, or will remain in compliance, with these laws and their own privacy policies. We may be held liable if our customers use our technologies in a manner that is not in compliance with these laws or their own stated privacy policies.

If we are not able to protect our intellectual property from unauthorized use, it could diminish the value of our products and services, weaken our competitive position and reduce our revenue.

Our success depends in large part on our proprietary demographic, behavioral, contextual, geographic and retargeting technologies. In addition, we believe that our trademarks are key to identifying and differentiating our products and services from those of our competitors. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, the value of our products and services could be diminished and our competitive position may suffer.

We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Third-party software providers could copy or otherwise obtain and use our technologies without authorization or develop similar technologies independently, which may infringe upon our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technologies or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

We generally enter into confidentiality or license agreements with our employees, consultants, vendors, customers, and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our products and services or technologies. Our precautions may not prevent misappropriation of our products, services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

If we become involved in lawsuits relating to our intellectual property rights, it could be expensive and time consuming, and an adverse result could result in significant damages and/or force us to make changes to our business.

We rely on trade secrets to protect our intellectual property rights. If we are sued by a third party which alleges we are violating its intellectual property rights or if we sue a third party for violating our rights, intellectual property litigation is very expensive and can divert our limited resources. We may not prevail in any litigation. An adverse determination of any litigation brought by us could materially and adversely affect our future results of operations by either reducing future revenues or increasing future costs.  Additionally, an adverse award of money damages could affect our financial condition.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the trading price of our common stock.

If we are not able to respond to the rapid technological change characteristic of our industry, our services may not be competitive.

The market for our services is characterized by rapid change in business models and technological infrastructure, and we will need to constantly adapt to changing markets and technologies to provide competitive services. We believe that our future success will depend, in part, upon our ability to develop our services for both our target market and for applications in new markets. We may not, however, be able to successfully do so, and our competitors may develop innovations that render our services obsolete or uncompetitive.

If our computer systems fail to operate effectively in the future, we may incur significant costs to remedy these failures and may sustain reduced revenues.

Our success depends on the continuing and uninterrupted performance of our computer systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and to process visitors’ responses to advertisements, would reduce significantly the attractiveness of our solutions to advertisers and publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages and malicious or accidental human acts. Any of the above factors could substantially harm our business resulting in increased costs. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Any of these occurrences could cause material interruptions or delays in our business, result in the loss of data, render us unable to provide services to our customers, and expose us to material risk of loss or litigation and liability.  If we fail to address these issues in a timely manner, it may materially damage our reputation and business causing our revenues to decline.

Computer viruses could damage our business.

Computer viruses, worms and similar programs may cause our systems to incur delays or other service interruptions and could damage our reputation and ability to provide our services and expose us to legal liability, all of which could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Our revenue and results of operations could be negatively impacted if Internet usage and the development of internet infrastructure do not continue to grow.

Our business and financial results will depend on continued growth in the use of the Internet. Internet usage may be inhibited for a number of reasons, such as: inadequate network infrastructure; security concerns; inconsistent quality of service; governmental regulation; and, unavailability of cost-effective, high-speed service.

If Internet usage continues to grow, our infrastructure may not be able to support the demands placed on it, and our performance and reliability may decline. In addition, websites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure, and as a result of sabotage, such as electronic attacks designed to interrupt service on many websites. The Internet could lose its viability as a commercial medium due to reasons including increased governmental regulation or delays in the development or adoption of new technologies required to accommodate increased levels of Internet activity. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support our growth, our revenue and results of operations could be materially and adversely affected.

Because our third-party servers are located in South Florida, in the event of a hurricane our operations could be adversely affected.

We rely upon servers owned by third parties which are located in South Florida where our technology offices are located.  Because South Florida is in a hurricane-sensitive area, we are susceptible to the risk of damage to our servers.  This damage can interrupt our ability to provide services. If damage caused to our servers were to cause them to be inoperable for any amount of time, we would be forced to switch hosting facilities which could be more costly.  We are not insured against any losses or expenses that arise from a disruption or any short-term outages in our business due to hurricanes or tropical storms.

Since we rely on third-party co-location providers, a failure of service by these providers could adversely affect our business and reputation.

We rely upon third party co-location providers to host our main servers. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, short-term outages have occurred in the service maintained by co-location providers which could recur. We also rely on third-party providers for components of our technology platform. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to continue to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls.  If we fail to maintain the adequacy of our internal controls over financial reporting, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports.  We cannot assure you that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective.  If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline.

Risks Relating to our Common Stock

Financial forecasting by us and financial analysts who may publish estimates of our performance may differ materially from actual results.

Given the dynamic nature of our business and the inherent limitations in predicting the future, forecasts of our revenues, gross margin, operating expenses, and other financial and operating data may differ materially from actual results. Such discrepancies could cause a decline in the trading price of our common stock.

We have never paid dividends on our common stock.

Since our inception, we have not paid cash dividends on our common stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations.  Therefore, any return on your investment would likely come only from an increase in the market value of our common stock.

The exercise of options and warrants and other issuances of shares of common stock will likely have a dilutive effect on our stock price.

As of December 15, 2009, there were outstanding options to purchase an aggregate of 5,166,667 shares of our common stock at a weighted average exercise price of  $2.68 per share, of which options to purchase approximately 1,710,624 shares were exercisable as of such date.  As of December 15, 2009, there were outstanding warrants to purchase 1,286,809 shares of our common stock, at a weighted average exercise price of $3.30 per share.  Certain of our outstanding warrants are subject to antidilution adjustments under certain circumstances.

The exercise of options and warrants, and the conversion of convertible securities, at prices below the market price of our common stock could adversely affect the price of shares of our common stock.  Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

The issuance of additional shares of our common stock could be dilutive to stockholders if they do not invest in future offerings.  Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchange (or if we issue shares of restricted stock), stockholders may experience further dilution.  Holders of shares of our common stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Actual or anticipated variations in our periodic results of operations;

•	Our failure to meet financial analysts’ performance expectations;

•	Our failure to achieve and maintain profitability;

•	Short selling activities;

•	The loss of major advertisers, publishers or data providers;

•	Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•	The departure of key personnel;

•	Regulatory developments;

•	Changes in market valuations of similar companies; or

•	The sale of a large amount of common stock by our shareholders including those who invested prior to commencement of trading.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of the date of this prospectus supplement, we had outstanding 20,720,207 shares of common stock, of which our directors and executive officers own 5,551,398 shares which are subject to the limitations of Rule 144 under the Securities Act of 1933 or the Securities Act (including the 1,150,000 shares of common stock offered by the selling shareholders pursuant to this prospectus supplement and the accompanying prospectus).  All of the 15,168,809 remaining outstanding shares are freely tradable, except for approximately 153,000 shares.  These latter restricted shares will become eligible for sale under Rule 144 on various dates after the date hereof through April 20, 2010.

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted common stock for at least six-months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the SEC.

An affiliate of interCLICK may sell after six months with the following restrictions:

•	we are current in our filings,

•	certain manner of sale provisions,

•	filing of Form 144, and

•
volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares or, the average weekly trading volume during the four calendar weeks preceding the filing of a notice of sale.

Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of the Company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring the Company, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

Use of Proceeds

We estimate that the net proceeds to us of this offering, after deducting the placement agents’ commissions, our financial advisor’s fees in connection with the offering and the estimated offering expenses payable by us, will be approximately $11.6 million.  We will not receive any proceeds from sales of shares by the selling shareholders.

We currently intend to use the net proceeds from the sale of shares of common stock offered by us in this offering for general corporate purposes and working capital requirements.  We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies.  Currently, there are no commitments or agreements regarding such acquisitions or investments.  We have not determined the amount of net proceeds to be used specifically for the foregoing purposes.  As a result, our management will have broad discretion in the allocation of the net proceeds.  Until we use the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing investment securities, such as U.S. Treasury and government agency obligations, high grade debt securities and commercial paper.

Capitalization

The following table sets forth our unaudited cash and capitalization as of September 30, 2009:

•	on an actual basis; and

•
on an as-adjusted basis to give effect to our sale of 2,875,000 shares of common stock in this offering at a public offering price of $4.50 per share and the initial application of the net proceeds as set forth under the heading “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and related notes that are incorporated by reference in this prospectus supplement.  We will not receive any proceeds from the sales of shares by the selling shareholders in this offering.

	September 30, 2009 (Unaudited)
	Actual	As Adjusted (1)

Current Assets
Cash and cash equivalents	$1,929,094	$13,506,594

Shareholders’ Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; zero shares issued and outstanding	$--	$--
Common stock, par value $0.001 (140,000,000 shares authorized, 20,644,856 issued and outstanding (23,519,856 shares as adjusted))	20,645	23,520
Additional paid in capital	28,076,682	39,651,307
Accumulated other comprehensive loss	(1,061,354)	(1,061,354)
Accumulated Deficit	(14,663,782)	(14,663,782)
Total shareholders’ equity	$12,372,191	$23,949,691
___________________
(1)
Assumes that all 2,875,000 shares of common stock offered by us pursuant to this prospectus supplement are sold in this offering.  Excludes 75,351 shares of our common stock that were issued subsequent to September 30, 2009, but prior to this offering, pursuant to grants of restricted stock to certain of our officers and employees.

Selling Shareholders

The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the selling shareholders as of December 15, 2009.  Each of the selling shareholders is, directly or indirectly, an affiliate of ours.  In addition, each of the selling shareholders has advised us that he or it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

Although we have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by them in this offering (and that we will sell all of the shares offered by us in this offering), no assurance can be given as to the actual number of shares that will be sold by any of the selling shareholders (or sold by us), or that will be held by the selling shareholders after completion of the offering pursuant to this prospectus supplement and the accompanying prospectus.  In addition, a selling shareholder may have sold or otherwise disposed of shares in one or more transactions exempt from the registration requirements of the Securities Act or otherwise since the date he or it provided information to us.

We have determined the beneficial ownership in the table in accordance with the rules promulgated by the SEC.  To our knowledge, except as set forth in the footnotes below, each selling shareholder identified in the table possesses sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that stockholder. The address of all listed selling shareholders is c/o interCLICK, Inc., 257 Park Avenue South, Suite 602, New York, New York 10010.

Name	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned After Offering

BMB Holdings, LLLP (1)	2,374,500	517,500	1,857,000	11.5%	7.9%
Barry Honig (2)	1,876,273	517,500	1,358,773	9.1%	5.8%
Michael Mathews (3)	1,312,500	115,000	1,197,500	6.1%	4.9%
Total		1,150,000
__________________
(1)
Mr. Michael Brauser is a Co-Chairman of our Board of Directors.  The General Partner of BMB Holdings, LLLP is BMB Holdings, LLC, of which Mr. Brauser is the Manager.  The number of shares indicated as beneficially owned includes:  (i) 1,525,500 shares held directly by BMB Holdings, LLLP;  (ii) 475,000 shares held by a trust of which Mrs. Brauser is trustee and beneficiary; (iii)  100,000 shares held jointly by Mr. Brauser and his wife; (iv) 249,000 shares held by Mr. Brauser; and (v) 25,000 shares issuable upon exercise of options held by Mr. Brauser that are exercisable within 60 days of this prospectus supplement.  Does not include an additional 125,000 shares issuable upon exercise of options held by Mr. Brauser that are not exercisable within 60 days of this prospectus supplement.

(2)
Mr. Barry Honig is a Co-Chairman of our Board of Directors. Number of shares beneficially owned includes: (i) 130,528 shares held by a 401(k) plan whereby Mr. Honig is the trustee; (ii) 25,000 shares issuable upon exercise of options that are exercisable within 60 days of this prospectus supplement; and (iii) 12,500 shares that are issuable upon exercise of warrants that are exercisable within 60 days of this prospectus.  Does not include an additional 125,000 shares issuable upon exercise of options that are not exercisable within 60 days of this prospectus supplement.

(3)
Mr. Michael Mathews is our Chief Executive Officer. Number of shares beneficially owned includes 737,500 shares issuable issuable upon exercise of options that are exercisable within 60 days of this prospectus supplement.  Does not include an additional 212,500 shares issuable upon exercise of options that are not exercisable within 60 days of this prospectus supplement.

Dilution

Purchasers of shares of our common stock offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share.  Our net tangible book value as of September 30, 2009, was approximately $4.0 million, or approximately $0.19 per share of common stock based on the 20,644,856 shares of common stock outstanding at such time.  Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to our sale of 2,875,000 shares of common stock in this offering at the public offering price of $4.50 per share, and after deduction of the placement agents’ commissions, financial advisor’s fees and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2009 would have been approximately $15.6 million, or $0.66 per share.  This represents an immediate increase in net tangible book value of $0.47 per share of common stock to existing shareholders and an immediate dilution of $3.84 per share of common stock to purchasers of common stock in this offering.  The following table illustrates this dilution on a per share basis:

Public offering price per share		$4.50
Net tangible book value per share as of September 30, 2009	$0.19
Increase per share attributable to payments by investors in this offering	$0.47
Pro forma net tangible book value per share as of September 30, 2009, after giving effect to this offering		$0.66
Immediate dilution in net tangible book value per share to new investors		$3.84

The foregoing does not take into account further dilution to new investors that could occur upon the issuance of additional shares of common stock, the exercise of outstanding warrants and the exercise of outstanding options granted under our equity compensation plans.  The foregoing excludes 75,351 shares of our common stock that were issued subsequent to September 30, 2009, but prior to this offering, pursuant to grants of restricted stock to certain of our officers and employees.  To the extent that we sell fewer than 2,875,000 shares in this offering, the net tangible book value per share after giving effect to this offering will be less, and the immediate dilution in net tangible book value per share to new investors will be greater.

Plan of Distribution

We and the selling shareholders have entered into a placement agent agreement, dated December 15, 2009, with RBC Capital Markets Corporation, or RBC, and Merriman Curhan Ford & Co., or MCF.   Subject to the terms and conditions set forth in the placement agent agreement, RBC has agreed to act as the managing placement agent for us and the selling shareholders in connection with this offering.  We have also entered into a financial advisory agreement with MDB Capital Group LLC, or MDB, pursuant to which MDB agreed to provide us with certain advisory services in connection with this offering.

RBC and MCF are not purchasing any shares of common stock offered by us or the selling shareholders pursuant to this prospectus supplement and the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock, but have agreed to use their best efforts to arrange for the sale of all of the shares offered through subscription agreements between the investors and us and the selling shareholders.  We and the selling shareholders will enter into subscription agreements directly with the investors in connection with this offering, however, there is no requirement that any minimum number of shares or dollar amount of shares of common stock be sold in this offering and there can be no assurance that all or any of the shares of common stock being offered hereby will be sold.

The placement agent agreement and subscription agreements provide that the obligations of the placement agents and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions, comfort letters and certificates from our independent registered public accounting firm and us.

Confirmations and prospectuses will be distributed to all investors who agree to purchase shares of common stock offered by us pursuant to this prospectus supplement and the accompanying prospectus, informing investors of the closing date as to such shares. We currently anticipate that closing of this offering will take place on or about December 21, 2009.  Investors will also be informed of the date on which they must transmit the purchase price into a designated account.

We and the selling shareholders have agreed to pay the placement agents an aggregate cash commission of 7.0% of the gross proceeds from the sale of common stock sold in the offering. We and the selling shareholders will also reimburse the placement agents for reasonable out-of-pocket expenses, including legal fees, incurred by them in connection with this offering.  In no event will the total amount of compensation paid to the placement agents and MDB in connection with this offering, together with the amount of compensation paid by us to RBC in a June 2009 private placement, exceed 8% of the total gross proceeds raised from this offering and the June 2009 private placement. We have agreed to pay MDB a cash fee of 1% of the gross proceeds from the sale of common stock by us in the offering.  The estimated offering expenses payable by us are approximately $325,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.  After deducting estimated expenses payable by us, our financial advisor’s fee and the placement agents’ commissions, we expect the net proceeds from this offering to us to be approximately $11.6 million, assuming that all 2,875,000 shares of common stock offered by us are sold in this offering.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price for the shares of common stock we sell;

•	we will issue the shares of common stock purchased in the offering; and

•	the placement agents will receive the placement agent fees in accordance with the terms of the placement agent agreement.

The following table shows the per share and total placement agent fees we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus assuming the purchase of all of the shares of common stock offered by us hereby:

Placement agent fees per share of common stock	$0.315
Total placement agent fees payable by us (1)	$905,625
_________________
(1)
Does not include placement agent fees of up to $362,250 payable by selling shareholders with respect to the shares of common stock offered by them in this offering.  Does not include our financial advisor’s fees of up to $129,375 payable by us in connection with this offering.

We and the selling shareholders have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement.  We and the selling shareholders have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

We have agreed, subject to limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to, without the prior written consent of RBC, directly or indirectly, offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock, other than our sale of the shares of common stock in this offering and the issuance of restricted common stock or options to acquire common stock pursuant to our employee benefit plans, qualified stock option plans or other employee compensation plans as such plans are in existence on the date of the placement agent agreement and described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the issuance of common stock pursuant to the valid exercises of options, warrants or rights outstanding on the date of the placement agent agreement.

In connection with the offering, each of our executive officers and directors (including each of the selling shareholders) has agreed that, for a period of 90 days beginning on the date of this prospectus supplement, such persons may not offer, sell, pledge or otherwise dispose of the shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock, without the prior written consent of RBC, subject to certain exceptions.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock by the placement agents acting as principal.  Under these rules and regulations, each placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock is Action Stock Transfer Corp.

From time to time in the ordinary course of their respective businesses, the placement agents or their affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which they have or may in the future receive customary fees and expenses.

The placement agent agreement and the form of subscription agreements entered into with investors in this offering will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC prior to the consummation of this offering.

Incorporation of Certain Information by Reference

 SEC rules allow us to “incorporate by reference” into this prospectus supplement and accompanying prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring you to other documents filed separately with the SEC.  The information that we incorporate by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus.  In all cases, you should rely on the later information over different information included in this prospectus supplement and accompanying prospectus.

Because some information incorporated by reference is omitted, you should refer to the registration statement and its exhibits.  For example, the descriptions in this prospectus supplement and accompanying prospectus regarding the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement.  Each of these statements is qualified in all respects by such reference.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus.  Request for such copies should be directed to interCLICK, Inc., 257 Park Avenue South, Ste. 602, New York, NY 10010, Attention: Roger Clark, Chief Financial Officer.

Any statement contained in a document incorporated by reference or deemed incorporated by reference in this prospectus supplement or the accompanying prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, the accompanying prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement or the accompanying prospectus.

Where You Can Find More Information

We have filed a registration statement on Form S-3 with the SEC and an amendment to such filing.  This prospectus supplement and the accompanying prospectus form a part of such registration statement.  We also file annual, quarterly and current reports, proxy statements and other information required by the Exchange Act with the SEC.  You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.